Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-267802 on Form S-4 of our report dated March 11, 2022 relating to the financial statements of Falcon Minerals Corporation, appearing in the Annual Report on Form 10-K of Falcon Minerals Corporation for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 14, 2022